INDEPENDENT AUDITORS' CONSENT

         We consent to incorporation of our report dated November 10, 2000 in this Form 10-K, relating to the balance sheet of Ophthalmic Imaging Systems as of August 31, 2000, and the related statements of operations, shareholders' equity, and cash flows for the two years in the period ended August 31, 2000.

                                                             /s/ Perry-Smith LLP

Sacramento, California
December 12, 2000